[GRAPHIC OMITTED]                                                                            News Release

FOR IMMEDIATE RELEASE
                                                             Contact:  EIX Corporate Communications, (626) 302-1033
                                                                                                     www.edison.com

             Edison International and Edison Mission Energy Announce Pricing of Private Debt Financing
                                             and Term Loan Commitment

         ROSEMEAD, CA, June 28, 2001 - Edison International (NYSE: EIX) and Edison Mission Energy today announced that Mission Energy Holding Company, a wholly-owned subsidiary of Edison International, has priced the issuance of $800 million of its 13.50% Senior Secured Notes due 2008 and has received a commitment for a $385 million senior secured term loan.  Mission Energy Holding is a new holding company for Edison Mission Energy.

         The closing of the offering of the notes and the closing and funding of the term loan are concurrently scheduled for Monday, July 2, 2001.  The closing of the notes and the closing of the term loan are conditioned on each other.

         The notes will:

o        mature on July 15, 2008; and
o        be secured by the common stock of Edison Mission Energy on a pro rata basis with the term loan.

         The term loan will:

o        mature on July 2, 2006;
o        be secured by the common stock of Edison Mission Energy on a pro rata basis with the 13.50% Senior
         Secured Notes due 2008;
o        bear interest at a floating rate equal to LIBOR plus 7.5%; and
o        be redeemable at the option of Mission Energy Holding beginning on July 2, 2004.

         In addition, the lenders may require Mission Energy Holding to repay $100 million of the term loan on
July 2, 2004.

         The net proceeds of the offering of the 13.50% Senior Secured Notes due 2008 and the term loan, less amounts paid into interest reserve accounts to secure the first two years of interest payments on the notes and the term loan, will be paid as a

________________________________

dividend to Mission Energy Holding's parent company, The Mission Group, which will in turn loan the net proceeds to Edison International.  Edison International will use the funds to repay indebtedness maturing in 2001.

         The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the
United States absent registration or an applicable exemption from registration requirements.

         This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.  This press release is being issued pursuant to and in accordance with
Rule 135c under the Securities Act of 1933.

                                                       # # #

         Based in Rosemead, Calif., Edison International is the parent company of Southern California Edison,
Edison Mission Energy, Edison Capital, Edison O&M Services, and Edison Enterprises.